Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED AND COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined and combined financial data is intended to show how the acquisitions of Composite Engineering, Inc. (“CEI”), Herley Industries, Inc. (“Herley”) and Integral Systems, Inc. (“Integral”) might have affected historical financial statements of Kratos Defense & Security Solutions, Inc. (“Kratos” or the “Company”) if such acquisitions (collectively, the “Transactions”) had been completed at an earlier time and was prepared based on the historical financial results reported by Kratos, CEI, Herley and Integral. The following should be read in connection with the (i) historical financial statements of Kratos included in Kratos’ Annual Report on Form 10-K for the year ended December 30, 2012 and its quarterly report on Form 10-Q for the six months ended June 24, 2012; and (ii) audited and unaudited historical financial information of (a) Herley included as Annex B of the Company’s Prospectus Supplement to the Company’s Registration Statement on Form S-3 (File No. 333-161340), filed with the Securities and Exchange Commission (“SEC”) on February 8, 2011, and as Exhibit 99.1 to the Company’s Registration Statement on Form S-3 (File No. 333-173099), filed with the SEC on March 25, 2011, respectively; (b) Integral included in Kratos’ Current Report on Form 8-K/A, filed with the SEC on October 11, 2011; and (c) CEI included in Kratos’ Current Report on Form 8-K/A filed with the SEC on July 27, 2012 as Exhibit 99.1, respectively, to Kratos’ Current Report on Form 8-K, filed with the SEC on May 8, 2012.

The unaudited pro forma condensed combined and combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the acquisition of CEI are based upon the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”) and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined and combined financial statements.

During 2011, Kratos acquired Herley, Integral and SecureInfo Corporation (“SecureInfo”). The acquisitions of Herley, Integral and SecureInfo were completed on March 25, 2011, July 27, 2011, and November 15, 2011, respectively.

The unaudited pro forma condensed combined balance sheet as of June 24, 2012 combines the historical condensed consolidated balance sheets of Kratos as of June 24, 2012 and CEI as of June 30, 2012.

The unaudited pro forma condensed combined statements of operations for the six months ended June 24, 2012 combine the historical condensed consolidated statements of operations of Kratos and CEI for their respective six months ended June 24, 2012 and June 30, 2012. The unaudited pro forma combined statements of operations for the year ended December 25, 2011 combine the historical consolidated statements of operations of Kratos and CEI for their respective twelve months ended December 25, 2011 and December 31, 2011, respectively, of Herley for the three-month period ended January 30, 2011, and of Integral for the six-month period ended July 1, 2011 and gives effect to the Transactions as if they had occurred on December 27, 2010. The pro forma results do not include the acquisition made of the critical infrastructure business in January 2012, SecureInfo operating results from December 27, 2010 to November 15, 2011, Herley operating results from January 31, 2011 to March 25, 2011, and Integral operating results from July 2, 2011 to July 27, 2011.

The historical consolidated financial data has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition of each of Herley, Integral and CEI, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisitions and certain other adjustments. The unaudited pro forma condensed combined and combined financial statements do not reflect revenue opportunities, synergies or cost savings that the Company expects to realize after the acquisitions. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the acquisitions. The unaudited pro forma condensed combined and combined financial statements also do not reflect non-recurring charges related to integration activities or exit costs that may be incurred by Kratos, Herley or Integral in connection with the acquisitions thereof. There were no material transactions between Kratos, Herley or Integral during the periods presented in the unaudited pro forma condensed combined and combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined and combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented. The unaudited pro forma condensed combined and combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the acquisition of CEI. These financial statements also do not include any integration costs, synergies or estimated future transaction costs, except for fixed contractual transaction costs, that the companies may incur as a result of the acquisition of CEI.  CEI is a historical customer of Kratos and Herley. The pro forma adjustments record the elimination of a receivable from CEI and a corresponding payable by CEI to the Company at June 24, 2012 and the elimination of revenue and related cost of goods sold by Kratos to CEI for the six months ended June 24, 2012 and the twelve months ended December 25, 2011.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

(in millions, except par value and number of shares)

	Kratos Historical June 24, 2012	CEI Historical June 30, 2012	Pro Forma Adjustments*		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$145.7	$8.8	$(3.2	)(a)	$151.3
Restricted cash	0.8	3.8	—		4.6
Accounts receivable, net	256.8	11.5	(3.0	)(b)	265.3
Inventoried costs	86.4	10.9	—		97.3
Prepaid expenses	12.6	2.5	—		15.1
Other current assets	18.8	—	0.2	(c)	19.0
Total current assets	521.1	37.5	(6.0)		552.6
Property and equipment, net	72.4	6.8	—		79.2
Goodwill	575.4	—	104.8	(d)	680.2
Intangibles, net	107.2	—	38.0	(e)	145.2
Other assets	23.0	2.8	0.7	(c)	26.5
Total assets	$1,299.1	$47.1	$137.5		$1,483.7
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$61.9	$7.4	$(2.4	)(b)	$66.9
Accrued expenses	52.9	6.6	—		59.5
Accrued compensation	33.8	2.6	—		36.4
Billings in excess of costs and earnings on uncompleted contracts	37.1	11.5	—		48.6
Other current liabilities	37.2	1.0	(1.0	)(a)(f)	37.2
Total current liabilities	222.9	29.1	(3.4)		248.6
Long-term debt, net of current portion	630.2	1.1	38.5	(a)(f)	669.8
Long-term debt premium	20.8	—	—		20.8
Other long-term liabilities	33.7	0.6	—		34.3
Total liabilities	907.6	30.8	35.1		973.5
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, 0 shares outstanding at June 24, 2012	—	—	—		—
Common stock, $0.001 par value, 195,000,000 shares authorized; 52,518,189 shares issued and outstanding at June 24, 2012	—	0.3	(0.3	)(g)	—
Additional paid-in capital	819.9	1.0	119.8	(h)	940.7
Accumulated other comprehensive loss	(0.4)	—	—		(0.4)
Accumulated deficit	(428.0)	15.0	(17.1	)(i)	(430.1)
Total stockholders’ equity	391.5	16.3	102.4		510.2
Total liabilities and stockholders’ equity	$1,299.1	$47.1	$137.5		$1,483.7

* See Note 6 for an explanation of the preliminary pro forma adjustments.

See accompanying notes to unaudited pro forma condensed combined financial information.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

(in millions, except per share data)

	Kratos Historical Six Months Ended June 24, 2012	CEI Historical Six Months Ended June 30, 2012	Pro Forma Adjustments*		Pro Forma Combined
Service revenues	$214.2	$—	$—		$214.2
Product sales	215.1	52.1	(2.3	)(a)	264.9
Total revenues	429.3	52.1	(2.3)		479.1
Cost of service revenue	166.5	—			166.5
Cost of product sales	147.7	41.3	(2.3)		186.7
Total costs	314.2	41.3	(2.3)		353.2
Gross profit	115.1	10.8	—		125.9
Selling, general and administrative expenses	86.4	10.8	9.7	(b)(c)	106.9
Merger and acquisition expenses	2.4	—	—		2.4
Research and development expenses	8.4	—	—		8.4
Adjustment to the liability for unused office space	1.4	—	—		1.4
Operating income (loss) from continuing operations	16.5	—	(9.7)		6.8
Other expense:
Interest expense, net	(32.3)	(0.2)	(0.6	)(d)	(33.1)
Other income, net	0.9	(0.1)	0		0.8
Total other expense, net	(31.4)	(0.3)	(0.6)		(32.3)
Loss from continuing operations before income taxes	(14.9)	(0.3)	(10.3)		(25.5)
Provision for income taxes from continuing operations	2.5	—	—		2.5
Income (loss) from continuing operations	$(17.4)	$(0.3)	$(10.3)		$(28.0)
Basic and diluted loss per common share:
Loss from continuing operations	$(0.47)				$(0.46)
Weighted average common shares outstanding:
Basic and diluted	37.1		24.0	(h)	61.1

* See Note 7 for an explanation of the preliminary pro forma adjustments.

See accompanying notes to unaudited pro forma condensed combined financial information.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Unaudited Pro Forma Combined Statement of Operations

(in millions, except per share data)

	Kratos Historical Twelve Months Ended December 25, 2011	Herley Historical Three Months Ended January 30, 2011		Integral Systems Six Months Ended July 1, 2011	Pro Forma Adjustments*		Subtotal Pro Forma Combined	CEI Historical Twelve Months Ended December 31, 2011	Pro Forma Adjustments CEI*		Pro Forma Combined
Service revenues	$351.0	$—		$49.1	$—		$400.1	$—	$—		$400.1
Product sales	362.9	50.7		59.7	—		$473.3	94.1	(5.6	)(a)	$561.8
Total revenues	713.9	50.7		108.8	—		873.4	94.1	(5.6)		961.9
Cost of service revenue	260.7			36.8			$297.5	—			$297.5
Cost of product sales	262.0	34.2		39.3	—		$335.5	66.5	(5.6	)(a)	$396.4
Total costs	522.7	34.2		76.1	—		633.0	66.5	(5.6)		693.9
Gross profit	191.2	16.5		32.7	—		240.4	27.6	—		268.0
Selling, general and administrative expenses	140.6	8.8		25.2	10.2	(b),(c)	$184.8	13.4	19.2	(b),(c)	$217.4
Research and development expenses	8.6	—		8.5	.		$17.1	—	—		$17.1
Litigation costs and settlements, net of recovery	—	0.2		—	—		$0.2	—	—		$0.2
Merger and acquisition expenses	12.5	0.1		—	—		$12.6	—	—		$12.6
Operating income (loss) from continuing operations	29.5	7.4		(1.0)	(10.2)		25.7	14.2	(19.2)		20.7
Other expense:
Interest expense, net	(51.1)	—		(1.8)	(11.1	)(d)	$(64.0)	(0.4)	(1.0	)(d)	$(65.4)
Other income, net	—	—		0.2			$0.2	(1.3)	—		$(1.1)
Total other expense, net	(51.1)	—		(1.6)	(11.1)		(63.8)	(1.7)	(1.0)		(66.5)
Income (loss) from continuing operations before income taxes	(21.6)	7.4		(2.6)	(21.3)		(38.1)	12.5	(20.2)		(45.8)
Provision (benefit) for income taxes from continuing operations	1.9	2.2		(0.5)	(1.5	)(e)	2.1	—	—	(f)	$2.1
Income (loss) from continuing operations	$(23.5)	$5.2		$(2.1)	$(19.8)		$(40.2)	$12.5	$(20.2)		$(47.9)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.86)						$(1.18)				$(0.82)
Weighted average common shares outstanding:
Basic and diluted	27.4	0.6	(g)	6.2 (f)			34.2		24.0	(g)	58.2

* See Note 7 for an explanation of the preliminary  pro forma adjustments.

See accompanying notes to unaudited pro forma combined financial information.

Kratos Defense & Security Solutions, Inc.

Notes to Unaudited Pro Forma Combined and Condensed Combined Financial Statements

1. Description of the Transactions and Other Recent Events

On July 2, 2012, the Company completed the acquisition of Composite Engineering, Inc. (“CEI”) for approximately $164.0 million. The purchase price, including an adjustment for working capital and cash to be paid to the CEI shareholders for the 338(h)(10) election, included $135.0 million in cash and 4.0 million shares of the Company’s common stock, valued at $5.94 per share on July 2, 2012, or $23.8 million.  $10.7 million of the cash paid was placed into an escrow account as security for CEI’s indemnification obligations as set forth in the CEI purchase agreement and was reduced by $1.0 million for the working capital adjustment paid to the Company in July 2013.  In addition, $2.5 million was paid to retire certain pre-existing CEI debt and settle pre-existing accounts receivable from CEI at its carrying and fair value of $3.0 million. The Company made an election under Section 338(h)(10) of the Internal Revenue Code, which resulted in tax deductible goodwill related to this transaction, and will pay an estimated $1.6 million in additional tax liability incurred by the shareholders of CEI for this election.

In connection with the completion of the CEI transaction, certain CEI personnel entered into long-term employment agreements with the Company. On July 2, 2012, the Company granted restricted stock units (“RSUs”) for an aggregate of 2.0 million shares of common stock as long-term retention inducement grants to certain employees of CEI who joined Kratos. The RSUs had an estimated value of $11.9 million on the grant date, vest on the fourth anniversary of the closing of the CEI acquisition, or earlier upon the occurrence of certain events, and are being accounted for as compensation expense over such four-year period.

To fund the cash portion of this acquisition, on May 14, 2012, the Company issued 20,000,000 shares of common stock at $5.00 per share. The gross proceeds from this offering were $100.0 million and after underwriting discounts, commissions and offering costs, the net proceeds were $97.0 million. In addition, the Company borrowed $40.0 million under its Credit Agreement (as defined below) and entered into two amendments to its Credit Agreement.

On May 4, 2012, the Company entered into a second amendment (the “Second Amendment”) to its existing Credit and Security Agreement (“Credit Agreement”), dated as of May 19, 2010, as amended and restated as of July 27, 2011, with KeyBank National Association (“KeyBank”) and certain other lenders. Among other things, the Second Amendment (i) increased the amount of the Credit Agreement from $90.0 million to $110.0 million, (ii) added to and modified the definitions of certain terms contained in the Credit Agreement, (iii) added Cathay Bank as a lender under the Credit Agreement and (iv) updated certain schedules to the Credit Agreement.

On May 8, 2012, the Company entered into a third amendment (the “Third Amendment” and together with the Second Amendment, the “Credit Amendments”) to the Credit Agreement. Under the terms of the Third Amendment, the definitions of certain terms of the Credit Agreement were modified and the acquisition of CEI was approved.

Integral Systems, Inc.

On July 27, 2011, the Company acquired Integral Systems, Inc., a Maryland corporation (“Integral”) in a cash and stock transaction valued at $241.1 million. The acquisition was completed with an aggregate cash payment of $131.4 million, the issuance of approximately 10.4 million shares of Kratos common stock valued at $108.7 million, and the issuance of replacement stock options with a fair value of $1.0 million.

To fund the cash portion of the acquisition, on July 27, 2011, the Company issued $115.0 million aggregate principal amount of 10% Senior Secured Notes due 2017. The notes were issued at a premium of 105%, for an effective interest rate of approximately 8.9%. The gross proceeds of approximately $120.8 million, which includes an approximate $5.8 million issuance premium and excludes accrued interest received of $1.8 million, were used to finance, in part, the cash portion of the purchase price for the acquisition of Integral, to refinance existing indebtedness of Integral and its subsidiaries, to pay certain severance payments in connection with the merger and to pay related fees and expenses.

As consideration for the acquisition of Integral, each Integral stockholder received (i) $5.00 in cash, without interest, and (ii) 0.588 shares of the Company’s common stock for each share of Integral common stock. In addition, upon completion of the merger (i) each outstanding Integral stock option with an exercise price of less than $13.00 per share was, if the holder thereof had so elected in writing, canceled in exchange for an amount in cash equal to the product of the total number of shares of Integral common stock subject to such in-the-money option, multiplied by the aggregate value of the excess, if any, of $13.00 over the exercise price per share subject to such option, less the amount of any tax withholding, (ii) each outstanding Integral stock option with an exercise price equal to or greater than $13.00 per share and each Integral in-the-money option the holder of which had not made the election described in (i), above, was converted into an option to purchase Company common stock, with the number of shares subject to such option adjusted to equal the number of shares of Integral common stock subject to such out-of-the-money option multiplied by 0.9559, rounded up to the nearest whole share, and the per share exercise price under each such option adjusted by dividing the per share exercise price under such option by 0.9559, rounded up to the nearest whole cent, and (iii) each outstanding share of restricted stock granted under an Integral equity plan or otherwise, whether vested or unvested, was canceled and converted into the right to receive $13.00, less the amount of any tax withholding.

Herley Industries, Inc.

On March 25, 2011, the Company acquired Herley Industries, Inc. (“Herley”) in a cash tender offer to purchase all of the outstanding shares of Herley common stock. The shares of Herley common stock were purchased at a price of $19.00 per share. Accordingly, the Company paid total aggregate cash consideration of $270.7 million in respect of the shares of Herley common stock and certain in-the-money options, which were exercised upon the change in control of Herley. In addition, upon completion of the merger, all unexercised options to purchase Herley common stock were assumed by the Company and converted into options to purchase its common stock, entitling the holders thereof to receive 1.3495 shares of Kratos common stock for each share of Herley common stock underlying the options.

To fund the acquisition of Herley, on February 11, 2011, the Company sold approximately 4.9 million shares of common stock at a purchase price of $13.25 per share in an underwritten public offering. The Company received gross proceeds of approximately $64.8 million and net proceeds of approximately $61.1 million after deducting underwriting fees and other offering expenses. The Company used the net proceeds from this offering to fund a portion of the purchase price for the acquisition of Herley. To fund the remaining purchase price, on March 25, 2011, the Company issued $285.0 million in aggregate principal amount of 10% Senior Secured Notes due 2017 at a premium of 107%. The Company received approximately $314.0 million in cash proceeds from the offering, which included an approximate $20.0 million of issuance premiums and $9.0 million of accrued interest, which proceeds were used, together with cash contributions of $45.0 million from the Company, to finance the acquisition of all of the outstanding shares of common stock of Herley, to pay related fees and expenses and for general corporate purposes. The effective interest rate on this issuance was 8.5%.

2. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of June 24, 2012 combines the historical condensed consolidated balance sheets of Kratos as of June 24, 2012 and CEI as of June 30, 2012.

The summary unaudited pro forma condensed combined statement of operations for the six months ended June 24, 2012 combine the historical condensed consolidated statement of operations of Kratos and CEI for their respective six months ended June 24, 2012 and June 30, 2012. The unaudited pro forma combined statements of operations for the year ended December 25, 2011 combine the historical consolidated statements of operations of Kratos and CEI for their respective twelve months ended December 25, 2011 and December 31, 2011, respectively, of Herley for the three-month period ended January 30, 2011, and of Integral for the six-month period ended July 1, 2011 and gives effect to the acquisitions of CEI, Herley and Integral as if they had occurred on December 27, 2010. The pro forma results do not include the acquisition of the critical infrastructure business in January 2012, SecureInfo operating results from December 27, 2010 to November 15, 2011, Herley operating results from January 31, 2011 to March 25, 2011, and Integral operating results from July 2, 2011 to July 27, 2011.

The unaudited pro forma condensed combined and combined financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission. The pro forma adjustments include the application of the acquisition method of accounting under Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805 Business Combinations (“ASC Topic 805”). ASC Topic 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which is presumed to be the closing date of the acquisition.

Under ASC Topic 820 Fair Value Measurements and Disclosures (“ASC Topic 820”), “fair value” is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated buyers and sellers in the principal or the most advantageous market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The historical consolidated financial data has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition of each of Herley, Integral and CEI, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments for Herley, Integral and CEI are based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments. The unaudited pro forma condensed combined and combined financial statements do not reflect revenue opportunities, synergies or cost savings that the Company expects to realize after the acquisitions. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the acquisitions. The unaudited pro forma condensed combined and combined financial statements also do not reflect non-recurring charges related to integration activities or exit costs that may be incurred by Kratos, Herley, Integral or CEI in connection with the acquisitions thereof. Kratos and Herley have historically provided products to CEI.

The pro forma adjustments record the elimination of a receivable from CEI and a corresponding payable by CEI to the Company at June 24, 2012 and the elimination of revenue and related cost of goods sold by the Company to CEI for the twelve months ended December 25, 2011 and the six months ended June 24, 2012.

3. Accounting Policies

Based upon the Company’s review of CEI’s summary of significant accounting policies disclosed in its audited financial statements, the nature and amount of any adjustments to the historical financial statements of CEI to conform CEI’s accounting policies to those of the Company’s are not expected to be significant.

4. Consideration Transferred and Purchase Price Allocation

The consideration transferred and the aggregate purchase price allocated related to the CEI acquisition is presented in the table below (in millions):

Cash payable as acquisition consideration	$135.0
Value of common stock payable as acquisition consideration	23.8
Payment of closing date indebtedness	2.5
Elimination of accounts payable owed to Kratos	2.4
Elimination of Kratos unbilled receivable due from CEI	0.6
Cash paid to CEI shareholders as a result of the Section 338(h)(10) election	1.6
Working capital adjustment	(1.0)
Transaction expenses previously paid	(0.9)
Estimate of acquisition consideration	$164.0

5. Estimate of Assets Acquired and Liabilities Assumed

The following is a discussion of the adjustments made in connection with the preparation of the unaudited pro forma condensed combined balance sheet as of June 24, 2012.

The following is the estimate of the assets acquired and the liabilities assumed by Kratos reconciled to the consideration transferred (in millions):

Book value of net assets acquired	$16.3
Debt paid at closing	2.5
CEI accounts payable settlement	2.4
Identifiable intangible assets	38.0
Goodwill	104.8
Purchase price allocated	$164.0

Goodwill:         Goodwill is calculated as the excess of the acquisition date fair value of the consideration transferred over the values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not amortized but rather is subject to an annual impairment test.

Intangible assets:                Using the income approach, the Company has estimated the fair value of the acquired identifiable intangible assets, which are subject to amortization. The following table sets forth the components of these intangible assets and their estimated useful lives (dollars in millions):

	Fair value	Estimated useful life (years)
Trade name	$0.5	6.0
Backlog—funded	19.0	1.5
Customer relationships	18.5	5.5
	$38.0

6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

(a)                                 The sources and uses of funds relating to the acquisition are as follows (in millions):

Sources: (See Note 1)
Net proceeds from equity offering	$97.0
Borrowings on credit facility	40.0
Uses:
Cash consideration to stockholders of CEI	(133.1)
Transaction fees	(3.0)
CEI debt paid at closing	(2.5)
Cash paid to CEI shareholders as a result of the Section 338(h)(10) election	(1.6)
Net adjustment to cash and cash equivalents	$(3.2)

(b)                                 To record elimination of a $2.4 million billed accounts receivable from CEI and corresponding accounts payable by CEI to the Company and a $0.6 million unbilled accounts receivable.

(c)                                  Reflects adjustment for current and long-term deferred financing costs of $0.2 million and $0.7 million, respectively, related to estimated financing costs for the amendment to the credit facility.

(d)                                 To record transaction goodwill related to the acquisition of CEI.

(e)                                  To record transaction intangible assets related to the acquisition of CEI.

(f)                                   Reflects the borrowing on the credit facility of $40.0 million offset by the payment of CEI debt.

(g)                                  Reflects the elimination of CEI Common Stock.

(h)                                 Reflects the elimination of the CEI additional paid-in-capital offset by net proceeds from the issuance of common stock of $97.0 million and the issuance of $23.8 million in Kratos common stock for the acquisition of CEI. (See Note 1.)

(i)                                     Reflects the elimination of CEI retained earnings and transaction costs of $2.1 million.

7. Adjustments to Unaudited Pro Forma Condensed Combined and Combined Statement of Operations:

(a)                                 Record elimination of products sold by the Company to CEI and the related cost of product sales of CEI.

(b)                                 Net increase in amortization expense to reflect the adjustment for intangibles not acquired in the transactions, net of the amortization expense of identifiable intangible assets arising from the purchase price allocations. Identifiable intangible assets are being amortized using the straight-line method and their weighted average useful lives is as follows (in millions):

	Twelve Months Ended December 25, 2011				Six Months Ended June 24, 2012
Amortization of:	Herley	Integral	CEI	Combined	CEI
Customer relationships	$1.2	$1.6	$3.4	$6.2	$1.7
Funded backlog	4.8	7.1	12.7	24.6	6.3
Trade name	—	0.1	0.1	0.2	—
Total amortization expense	6.0	8.8	16.2	31.0	8.0
Elimination of previously-recorded amortization of acquisition-related intangible assets	(0.3)	(2.3)	—	(2.6)	—
Pro forma adjustment to amortization of acquisition-related intangible assets	$5.7	$6.5	$16.2	$28.4	$8.0

(c)                                  Reflects a reduction in stock-based compensation expense of $2.0 million as a result of the exercise of stock options and restricted stock immediately prior to closing of the Herley and Integral transactions offset by stock-based compensation expense for Herley and Integral stock options assumed and an increase in stock-based compensation expense of $3.0 million as a result of the issuance of 2.0 million restricted stock units as an inducement to certain key managers of CEI to accept employment with the Company, which units vest in 4 years or earlier upon the occurrence of certain events. The net adjustment was an increase in expense of $1.0 million for the year ended December 25, 2011.

(d)                                 Interest expense adjustments (in millions):

	Twelve Months Ended December 25, 2011	Six Months Ended June 24, 2012
Interest related to Notes issued for Herley and Integral	$12.9	$—
Eliminate interest cost related to Herley and Integral debt	(1.8)	—
Net change in interest expense for Herley and Integral	11.1	—
Estimated interest on new debt	1.4	0.8
Eliminate interest cost related to CEI debt	(0.4)	(0.2)
Net change in interest expense for CEI	1.0	0.6
Net change in interest expense	$12.1	$0.6

To finance the Herley and Integral acquisitions, Kratos issued $285.0 million and $115.0 million in principal amount of 10% Senior Secured Notes due 2017 with an effective interest rate of approximately 8.5% and 8.9%, respectively. (See Note 1.)

Kratos borrowed $40.0 million on the Company’s credit facility to partially fund the purchase price for the acquisition of CEI and to pay related fees and expense.

A 1/8 percent change in the interest rate on the credit facility would result in a $0.1 million change in yearly interest expense.

(e)                                  Reflects the income tax effects of pro forma adjustments and utilization of Kratos net operating losses and tax attributes to offset tax expense that Herley and Integral would otherwise incur on a stand-alone basis.

(f)                                   Reflects the issuance of 4.9 million common shares related to the Herley transaction and the issuance of 10.5 million common shares related to the Integral transaction, of which 6.8 million shares were not included in Kratos’ year-end diluted and basic weighted average common shares outstanding.

(g)                                  Reflects the issuance of 24.0 million shares related to the issuance of shares on May 8, 2012 and shares for the acquisition of CEI.